UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2024

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                     Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2024, the Board of Directors (the “Board”) of the Tennessee Valley Authority (“TVA”) established fiscal year (“FY”) 2024 performance measures and goals for the Corporate Multiplier and the Enterprise Scorecard for the Winning Performance Team Incentive Plan (“WPTIP”) and Executive Annual Incentive Plan (“EAIP”). In connection with this approval, the Board directed that the EAIP Corporate Multiplier and Enterprise Scorecard performance measures and goals shall not be used to calculate the EAIP award for the Chief Executive Officer until such time as the Board specifically authorizes.

Corporate Multiplier

The Board approved the following performance measures and goals for the Corporate Multiplier for FY 2024 for both the WPTIP and EAIP: (1) Serious Injury Incident Rate, (2) Total Financing Obligations, (3) Operating Cash Flow, (4) Net Income, (5) Jobs Created and Retained, and (6) Board Level Significant Events. These measures and goals are described in more detail in the table below:

Performance Measure	Description	Target
Serious Injury Incident Rate	(Number of cases X 200,000) / (Number of hours worked by TVA employees and staff augmentation contractors during the time period)	0.00
Total Financing Obligations
The total amount of long-term debt (including unamortized premiums and discounts), short-term debt, leaseback obligations, energy prepayment obligations, and variable interest entities less unbudgeted contributions to unfunded liabilities
$22.2 billion
Operating Cash Flow	Net cash provided by operating activities as shown on TVA’s Consolidated Statements of Cash Flows	$2,619 million
Net Income	Net income as shown on TVA’s Consolidated Statements of Operations	$874 million
Jobs Created and Retained	The number of new or retained jobs in the Tennessee Valley for which TVA has played a role in the recruitment or retention of the economic development project	35,000 - 70,000
Board Level Significant Events	Items (both favorable and unfavorable) that the Board deems significant and that affect TVA’s reputation, organizational health, or the public at large	Zero

The Board and the CEO will jointly qualitatively assess TVA’s performance and determine the final Corporate Multiplier, which will range between 0 and 1.1, after the end of FY 2024.

The award for certain WPTIP or EAIP participants may be adjusted by the participant’s supervisor based on an evaluation of the participant’s individual achievements and performance during the year. In addition, awards may be further adjusted by the Board or the CEO (1) as a result of any unusual or nonrecurring event affecting TVA or the financial statements of TVA or (2) as a result of changes in business conditions or the business strategy of TVA.

Enterprise Scorecard

The Board established the following performance measures and goals for the Enterprise Scorecard for both the WPTIP and the EAIP:

Performance Measure	Weight	Threshold (50%)	Target (100%)	Maximum (200%)
TVA Total Spend (1)	40%	$8,049 million	$7,810 million	$7,570 million
Load Not Served (System Minutes) (2)	30%	4.5	4.1	3.2
Annualized Nuclear Online Reliability Loss Factor (3)	15%	3.00%	2.00%	1.00%
Combined Cycle Equivalent Forced Outage Rate (4)	10%	6.4%	5.5%	4.0%
Coal Equivalent Forced Outage Rate (5)	5%	18.2%	15.2%	8.6%

Notes
(1) TVA Total Spend represents total Non-Fuel Operating and Maintenance, Capital, Non-Fuel Inventory, and Cloud Implementation expenses for corporate and operational Strategic Business Unit organizations (excludes Board of Directors).
(2) Load Not Served ("LNS") is a measure of the magnitude and duration of transmission system outages that affect TVA customers expressed in system minutes. An automatic customer interruption with a duration of one minute or greater is tracked as an LNS event. LNS events caused by TVA on a distributor system will also count as a TVA event even if the TVA system remains energized. LNS excludes interruptions due to declared major events, variances, verified tornadoes, gunfire, vandalism, ice formation, and foreign object/vehicle.
(3) Annualized Nuclear Online Reliability Loss Factor is the 12-month ratio of all generation losses (minus refueling outage and exempt losses) to reference energy generation (minus refueling outage and exempt losses) in a normal fuel cycle period, per external standard nuclear industry guidelines.
(4) Combined Cycle Equivalent Forced Outage Rate (“EFOR”) measures the generation lost due to forced events as a percentage of time the unit would have been scheduled to run for TVA-operated combined cycle generating assets, based on Generating Availability Data System (“GADS”) event reporting guidelines for megawatt hour losses. Combined Cycle EFOR excludes GADS events classified as outside management control and variances.
(5) Coal EFOR measures the generation lost due to forced events as a percentage of time the unit would have been scheduled to run for TVA-operated coal generating assets, based on GADS event reporting guidelines for megawatt hour losses. Coal EFOR excludes GADS events classified as outside management control and variances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: February 14, 2024	/s/ John M. Thomas, III
John M. Thomas, III
Executive Vice President and
Chief Financial and Strategy Officer